Exhibit 3.2
EQUITY ONE, INC.
ARTICLES OF AMENDMENT
Equity One, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that the charter of the Corporation (the “Charter”) is hereby amended in the manner set forth below.
FIRST: The Charter is hereby amended by adding the following definitions to Section 7.1, in each case in the appropriate alphabetical order:
     Effective Date. The term “Effective Date” shall mean the date upon which the Articles of Amendment containing this definition were originally filed with, and accepted for record by, the SDAT.
     Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     Foreign Limitation Cut-off Date. The term “Foreign Limitation Cut-off Date” shall mean the earliest of (i) the earliest date on which the disposition (whether upon redemption, transfer or otherwise) by Liberty International Holdings Limited of its interest in EQY-CSC LLC is not subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, and (ii) the day on which Liberty International Holdings Limited owns fewer than [1,094,709] Class A Shares of EQY-CSC LLC.
     Gazit Stockholder. The term “Gazit Stockholder” shall mean any of the following: Chaim Katzman, Gazit-Globe Ltd., MGN (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Silver Maple, Inc., and Ficus, Inc. and any of their respective affiliates.
     Individual. The term “Individual” shall mean (i) an “individual” as used in Section 542(a)(2) of the Code, other than a “qualified trust” as defined in Section 856(h)(3)(E) of the Code, to the extent that such qualified trust is eligible for the look-through treatment under Section 856(h)(3)(A) of the Code and (ii) any beneficiary of a qualified trust that is eligible for the look-through treatment, who would otherwise be an Individual.
     Non-U.S. Person. The term “Non-U.S. Person” shall mean a Person other than a U.S. Person.
     U.S. Person. The term “U.S. Person” shall mean (i) a citizen or resident of the United States, (ii) a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (iii) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (iv) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

SECOND: The Charter is hereby amended by deleting from Section 7.1 the definitions of “Aggregate Stock Ownership Limit” and “Common Stock Ownership Limit” and adding the following definitions to Section 7.1, in each case in the appropriate alphabetical order:
     Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean, for any Individual, 5.0% in value of the aggregate outstanding shares of Capital Stock and, for any Person other than an Individual, 9.9% in value of the aggregate outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.
     Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean, for any Individual, 5.0% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Corporation and, for any Person other than an Individual, 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.
THIRD: The Charter is hereby amended by deleting Section 7.2 in its entirety and inserting the following in lieu thereof:
     Section 7.2 CAPITAL STOCK.
          Section 7.2.1 Ownership Limitations. Prior to the Restriction Termination Date (or, in the case of the restrictions in Section 7.2.1(a)(iii), during the period set forth in Section 7.2.1(a)(iii)):
               (a) Basic Restrictions.
                    (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
                    (ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                    (iii) During the period commencing on the Effective Date and ending on the Foreign Limitation Cut-off Date, a Non-U.S. Person shall not acquire Beneficial or Constructive Ownership of any shares of Capital Stock if, immediately following such acquisition of Beneficial or Constructive Ownership, the fair market value of the shares of Capital Stock owned, directly and indirectly, by all Non-U.S. Persons (other than Liberty International Holdings Limited and its affiliates) for purposes of Section 897(h)(4)(B) of the Code would comprise 29% (the “Foreign Ownership Percentage”) or more of the fair market value of the issued and outstanding shares of Capital Stock; provided, that, for purposes of the foregoing, any shares held directly or indirectly by an entity classified as a domestic corporation (other than a REIT) for U.S. federal income tax purposes shall be treated as held by a U.S. Person; provided, further, that the foregoing restriction shall not limit (x) any pledge of shares of Capital Stock by any Gazit Stockholder to a commercial bank or other commercial lending institution (including pension funds and insurance companies that act as lenders) that is not affiliated with or related to any Gazit Stockholder (a “Qualified Lender”) in connection with a bona fide loan to any Gazit Stockholder, (y) any transfer of actual, Beneficial or Constructive Ownership of pledged shares described in (x) to a Qualified Lender or any transferee in connection with a foreclosure, seizure or other similar proceeding by the Qualified Lender against any of such pledged shares, or (z) the ownership of any shares of Capital Stock by Liberty International Holdings Limited or any of its affiliates acquired (A) pursuant to the Subscription Agreement, dated as of January 4, 2011, by and between Liberty International Holdings Limited and the Corporation and (B) pursuant to that certain Operating Agreement, dated as of January 4, 2011, of EQY-CSC LLC. In the event that Liberty International Holdings Limited Transfers (other than to any affiliate of Liberty International Holdings Limited) any shares of Capital Stock described in clause (z) of the preceding sentence, the Foreign Ownership Percentage shall be increased by a number of percentage points determined by dividing the number of such shares of Capital Stock so transferred by Liberty International Holdings Limited by the total number of shares of Capital Stock of the Corporation outstanding immediately before such transfer or other disposition.
                    (iv) Subject to Section 7.4 of the Charter, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
               (b) Transfer in Trust. Subject to Section 7.4 of the Charter, if any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii) or (iii),
                    (i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or
                    (ii) if the transfer to the Trust described in clause (i) of this Section 7.2.1(b) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
          Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
          Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT or whether such Transfer would result in a violation of Section 7.2.1(a)(iii).
          Section 7.2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:
               (a) every Person who Beneficially Owns more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such Person shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit or ensure that the Foreign Ownership Percentage is not exceeded; and

               (b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT, the amount of capital stock that is Beneficially and Constructively owned by Non-U.S. Persons, and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
          Section 7.2.5 Remedies not Limited. Subject to Sections 5.6 and 7.4 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT or ensuring that the Foreign Ownership Percentage is not exceeded.
          Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.
          Section 7.2.7 Exceptions.
               (a) Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
                    (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii) or Section 7.2.1(a)(iii), if applicable;
                    (ii) such Person does not own and represents that it will not own, actually or Constructively, an interest in a Tenant of the Corporation (or a Tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a Tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such Tenant would not adversely affect the Corporation’s ability to qualify as a REIT need not be treated as a Tenant of the Corporation); and

                    (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.
               (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
               (c) Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
               (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.
          Section 7.2.8 Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit (but not the Foreign Ownership Percentage).
          Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:
The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”), and to ensure that one of its subsidiaries may qualify as a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.9%, (or 5.0% of in the case of an Individual), (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.9% (or 5.0% of in the case of an Individual) of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) subject to certain exceptions set forth in the Corporation’s Charter, no Non-U.S. Person may acquire Beneficial or Constructive Ownership of any shares of Capital Stock after the Effective Date if, immediately following such acquisition, the fair market value of all shares of Capital Stock owned directly and indirectly by Non-U.S. Persons (other than Liberty International Holdings Limited and its affiliates) would comprise more than 29% of the fair market value of the issued and outstanding shares of Capital Stock; and (v) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.
     Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.
FOURTH: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FIFTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 4th day of January, 2011.

ATTEST:	EQUITY ONE, INC.

/s/ Arthur L. Gallagher	By:	/s/ Jeffrey S. Olson

Arthur L. Gallagher, Secretary		Jeffrey S. Olson, Chief Executive Officer

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